Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-278350, 333-231323, and 333-211963) of Midland States Bancorp, Inc. of our report dated March 2, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10‑K.

Crowe LLP

Oak Brook, Illinois
March 2, 2026